Exhibit 3

Names and Addresses of the Underwriters

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

United States of America

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

United States of America

Itau BBA USA Securities, Inc.

540 Madison Avenue, 24th Floor

New York, New York 10022

United States of America